Exhibit 2.1

                   ACQUISITION AGREEMENT AND PLAN OF MERGER

                         DATED AS OF JUNE 29, 2006

                                   BETWEEN

                 Integrated Micrometallurgical Systems, Inc.

                                     AND

                                  ECZ, INC.

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                             The Merger
  Section 1.2.                                        The Acquisition
  Section 1.3.                                         Effective Time
  Section 1.4.                                  Closing of the Merger
  Section 1.5.                                  Effects of the Merger
  Section 1.6.                 Board of Directors and Officers of IMS
  Section 1.7.             Taking of Necessary Action; Further Action

ARTICLE 2.               Representations and Warranties of Integrated
                                     Micrometallurgical Systems, Inc.
  Section 2.1.                         Organization and Qualification
  Section 2.2.                                  Capitalization of IMS
  Section 2.3.   Authority Relative to this Agreement; Recommendation
  Section 2.4.                      SEC Reports; Financial Statements
  Section 2.5.                                   Information Supplied
  Section 2.6.                  Consents and Approvals; No Violations
  Section 2.7.                                             No Default
  Section 2.8.         No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                                             Litigation
  Section 2.10.                        Compliance with Applicable Law
  Section 2.11.                 Employee Benefit Plans; Labor Matters
  Section 2.12.                    Environmental Laws and Regulations
  Section 2.13.                                           Tax Matters
  Section 2.14.                                     Title To Property
  Section 2.15.                                 Intellectual Property
  Section 2.16.                                             Insurance
  Section 2.17.                                         Vote Required
  Section 2.18.                                         Tax Treatment
  Section 2.19.                                            Affiliates
  Section 2.20.                            Certain Business Practices
  Section 2.21.                                     Insider Interests
  Section 2.22.                          Opinion of Financial Adviser
  Section 2.23.                                               Brokers
  Section 2.24.                                            Disclosure
  Section 2.25.                                No Existing Discussion

ARTICLE 3. Representations and Warranties of ECZ.
  Section 3.1.                         Organization and Qualification
  Section 3.2.                                  Capitalization of ECZ
  Section 3.3.   Authority Relative to this Agreement; Recommendation
  Section 3.4.                      SEC Reports; Financial Statements
  Section 3.5.                                   Information Supplied
  Section 3.6.                  Consents and Approvals; No Violations
  Section 3.7.                                             No Default
  Section 3.8          No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                             Litigation
  Section 3.10.                        Compliance with Applicable Law
  Section 3.11.                 Employee Benefit Plans; Labor Matters
  Section 3.12.                    Environmental Laws and Regulations
  Section 3.13.                                           Tax Matters
  Section 3.14.                                     Title to Property
  Section 3.15.                                 Intellectual Property
  Section 3.16.                                             Insurance
  Section 3.17.                                         Vote Required
  Section 3.18.                                         Tax Treatment
  Section 3.19.                                            Affiliates
  Section 3.20.                            Certain Business Practices
  Section 3.21.                                     Insider Interests
  Section 3.22.                          Opinion of Financial Adviser
  Section 3.23.                                               Brokers
  Section 3.24.                                            Disclosure
  Section 3.25.                               No Existing Discussions

ARTICLE 4. Covenants
  Section 4.1.                             Conduct of Business of IMS
  Section 4.2.                             Conduct of Business of ECZ
  Section 4.3.                                     Preparation of 8-K
  Section 4.4.                              Other Potential Acquirers
  Section 4.5.                                    NASD OTC:BB Listing
  Section 4.6.                                  Access to Information
  Section 4.7.                  Additional events; Reasonable Efforts
  Section 4.8.                                        Indemnification
  Section 4.9.                        Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
  Section 5.1.                  Conditions to each Party's Obligation
  Section 5.2.                   Conditions to the Obligations of IMS
  Section 5.3.                   Conditions to the Obligations of ECZ

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                            Termination
  Section 6.2.                                  Effect of Termination
  Section 6.3.                                      Fees and Expenses
  Section 6.4.                                              Amendment
  Section 6.5.                                      Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.          Nonsurvival of Representations and Warranties
  Section 7.2.                           Entire Agreement; Assignment
  Section 7.3.                                               Validity
  Section 7.4.                                                Notices
  Section 7.5.                                          Governing Law
  Section 7.6.                                   Descriptive Headings
  Section 7.7.                                    Parties in Interest
  Section 7.8.                                    Certain Definitions
  Section 7.9.                                     Personal Liability
  Section 7.10.                                  Specific Performance
  Section 7.11.                                          Counterparts

                  ACQUISITION AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of
June 29, 2006, is between Integrated Micrometallurgical Systems, Inc., a Nevada corporation ("IMS"), and ECZ, Inc., a Nevada corporation ("ECZ").

     Whereas, the Boards of Directors of IMS and ECZ each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Acquisition Agreement and Plan of Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, IMS and ECZ desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, IMS and ECZ hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the "NGCL"), ECZ shall be merged with and into IMS (as defined below) (the "Merger"). Following the Merger, IMS shall continue as the surviving corporation (the "Successor Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of ECZ shall cease to exist. The Successor Corporation shall continue to adapt its own original Articles and By-laws.
The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

     Section 1.2.  The Acquisition.   IMS shall purchase for cash all of the
issued and outstanding shares of ECZ. ECZ has 200,000 common shares issued and outstanding to its founder. The ECZ founder has agreed to sell and IMS has agreed to purchase all 200,000 shares for cash at par value $0.001 for a total of $4,000. Once IMS purchases all of the common shares of ECZ, IMS will have complete ownership of ECZ. IMS plans to cancel these 200,000 original shares upon their purchase.

     Section 1.3. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of ECZ and IMS, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein a the "Effective Time").

     Section 1.4. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the law offices of Thomas C. Cook, 2921 N. Tenaya Way, Suite 234, Las Vegas, NV 89128, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of ECZ shall vest in the Successor Corporation, and all debts, liabilities and duties of ECZ shall become the debts, liabilities and duties of the Successor Corporation.

     Section 1.6. Board of Directors and Officers of IMS. At or prior to the Effective Time, each of ECZ and IMS agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of IMS to remain the same.

     Section 1.7. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, ECZ or IMS reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest IMS with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ECZ, the officers and directors of IMS and ECZ are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                   Representations and Warranties of IMS

     Except as set forth on the Disclosure Schedule delivered by IMS to ECZ (the "IMS Disclosure Schedule"), IMS hereby represents and warrants to ECZ as follows:

     Section 2.1. Organization and Qualification.

     (a) IMS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has approximately 66 or more round lot (100 or more shares) stockholders and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on IMS. When used in connection with IMS, the term "Material
Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of IMS, other than any change or effect arising out of general economic conditions unrelated to any business in which IMS is engaged, or (ii) that may impair the ability of IMS to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) IMS has heretofore delivered to ECZ accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of IMS. Except as set forth on Schedule 2.1 of the IMS Disclosure Schedule, IMS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on IMS.

     Section 2.2. Capitalization of IMS.

     (a) The authorized capital stock of IMS consists of: (i) Two Hundred Million (200,000,000) Authorized Shares of Common Stock, $0.001 par value, 11,090,000 Common shares are issued and outstanding as of June 29, 2006, held by approximately 66 or more round lot (100 or more shares) stockholders, [and 2,525,000 common share options]; (ii) no Preferred Shares authorized. Pursuant to the Merger Agreement IMS will not issue any shares to ECZ, and purchase the 200,000 issued and outstanding of ECZ for cash at par value of $0.001 per share, and subsequently cancel these shares. All of the outstanding IMS Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of IMS, (ii) securities of IMS convertible into or exchangeable for shares of capital stock or voting securities of IMS, (iii) options or other rights to acquire from IMS, except as set forth in 2.2(a) of the Disclosure Schedule, and, no obligations of IMS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMS, and (iv) equity equivalents, interests in the ownership or earnings of IMS or other similar rights (collectively, "IMS Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the IMS Disclosure Schedule there are no outstanding obligations of IMS or its subsidiaries to repurchase, redeem or otherwise acquire any IMS Securities or stockholder agreements, voting trusts or other agreements or understandings to which IMS is a party or by which it is bound relating to the voting or registration of any shares of capital stock of IMS. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The IMS Shares constitute the only class of equity securities of IMS registered or required to be registered under the Exchange Act.

     (c) IMS does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation. IMS has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of IMS (the "IMS Board") and no other corporate proceedings on the part of IMS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IMS and constitutes a valid, legal and binding agreement of IMS, enforceable against IMS in accordance with its terms.

     Section 2.4. SEC Reports; Financial Statements. SEC Reports; Financial Statements.

     (a) IMS has not filed any reports with the U. S. Securities and Exchange Commission.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by IMS for inclusion or incorporation by reference in connection with the Merger will at the date presented to the stockholder of ECZ and at the times of the meeting or meetings of stockholders of IMS to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the

Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the IMS Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by IMS of this Agreement or the consummation by IMS of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on IMS.

     Except as set forth in Section 2.6 of the IMS Disclosure Schedule, neither the execution, delivery and performance of this Agreement by IMS nor the consummation by IMS of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of IMS,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IMS is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to IMS or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on IMS.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the IMS Disclosure Schedule, IMS is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IMS is now a party or by which any of its respective properties or assets may be bound or

(iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to IMS or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on IMS. Except as set forth in Section 2.7 of the IMS Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IMS is now a party or by which its respective properties or assets may be bound that is material to IMS and that has not expired is in full force and effect and is not subject to any material default thereunder of which IMS is aware by any party obligated to IMS thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the December 31, 2005 audited financial statements, none of IMS or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of IMS and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on IMS. Except as disclosed by IMS, none of IMS or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to IMS or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on IMS. Except as and to the extent disclosed by IMS there has not been (i) any material change by IMS in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by IMS of any of its assets having a Material Adverse Effect on IMS, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the IMS Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of IMS, threatened against IMS or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on IMS or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by IMS, none of IMS or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on IMS or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as disclosed by IMS, IMS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "IMS Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on IMS. Except as disclosed by IMS, IMS and its subsidiaries are in compliance with the terms of the IMS Permits, except where the failure so to comply would not have a Material Adverse Effect on IMS. Except as disclosed by IMS, the businesses of IMS and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on IMS. Except as disclosed by IMS no investigation or review by any Governmental Entity with respect to IMS or its subsidiaries is pending or, to the knowledge of IMS, threatened, nor, to the knowledge of IMS, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which IMS reasonably believes will not have a Material Adverse Effect on IMS.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the IMS Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by IMS or any entity required to be aggregated with IMS pursuant to Section 414 of the Code (each, a "IMS Employee Plan"), no event has occurred and to the knowledge of IMS, no condition or set of circumstances exists in connection with which IMS could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on IMS.

     (b) (i) No IMS Employee Plan is or has been subject to Title IV of
ERISA or Section 412 of the Code; and (ii) each IMS Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the IMS Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any IMS Stock Options, together with the number of IMS Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the IMS Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. IMS has furnished ECZ with complete copies of the plans pursuant to which the IMS Stock Options were issued. Other than the automatic vesting of IMS Stock Options that may occur without any action on the part of IMS or its officers or directors, IMS has not taken any action that would result in any IMS Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any IMS Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of IMS, threatened, between IMS and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on IMS. Neither IMS nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by IMS or any of its subsidiaries (and neither IMS nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does IMS know of any activities or proceedings of any labor union to organize any of its or employees. IMS has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by IMS in the IMS SEC Reports, (i) IMS is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on IMS, which compliance includes, but is not limited to, the possession by IMS of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) IMS has not received written notice of, or, to the knowledge of IMS, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ``Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on IMS; and (iii) to the knowledge of IMS, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by IMS, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on IMS that are pending or, to the knowledge of IMS, threatened against IMS or, to the knowledge of IMS, against any person or entity whose liability for any Environmental Claim IMS has or may have retained or assumed either contractually or by operation of law.

     Section 2.13.  Tax Matters.

     (a) Except as set forth in Section 2.13 of the IMS Disclosure Schedule:
(i) IMS has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of IMS and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to IMS have been paid in full or have been provided for in accordance with GAAP on IMS' most recent balance sheet which is part of the IMS SEC Documents.
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to IMS; (iv) to the knowledge of IMS none of the Tax Returns of or with respect to IMS is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to IMS which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. IMS has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse

Effect on IMS; and, to IMS' knowledge, all leases pursuant to which IMS leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of IMS, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which IMS has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on IMS.

     Section 2.15. Intellectual Property.

     (a) IMS owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "IMS Intellectual Property Rights").

     (b) The validity of the IMS Intellectual Property Rights and the title thereto of IMS is not being questioned in any litigation to which IMS is a party.

     (c) Except as set forth in Section 2.15(c) of the IMS Disclosure Schedule, the conduct of the business of IMS as now conducted does not, to IMS's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any IMS Intellectual Property Rights.

     (d) IMS has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where IMS has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. IMS currently maintains general liability and other business insurance.

     Section 2.17. Vote Required. Approval of this Acquisition Agreement and Plan of Merger by the Stockholders of IMS is not required pursuant to current Nevada law.

     Section 2.18. Tax Treatment. Neither IMS nor, to the knowledge of IMS, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for the directors and executive officers of IMS, each of whom is listed in Section 2.19 of the IMS Disclosure Schedule, there are no persons who, to the knowledge of IMS, may be deemed to be affiliates of IMS under Rule 1-02(b) of Regulation S-X of the SEC (the "IMS Affiliates").

     Section 2.20. Certain Business Practices. None of IMS or any directors,

officers, agents or employees of IMS has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the IMS Disclosure Schedule, neither any officer or director of IMS has any interest in any material property, real or personal, including without limitation, any computer software or IMS Intellectual Property Rights, used in or pertaining to the business of IMS, expect for the ordinary rights of a stockholder or employee stock option holder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the IMS Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of IMS Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the IMS Financial Adviser, a true and correct copy of whose engagement agreement has been provided to ECZ) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IMS.

     Section 2.24. Disclosure. No representation or warranty of IMS in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to ECZ pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, IMS is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

                                  ARTICLE 3

                    Representations and Warranties of ECZ

     Except as set forth on the Disclosure Schedule delivered by ECZ to IMS (the "ECZ Disclosure Schedule"), ECZ hereby represents and warrants to IMS as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of ECZ and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on ECZ. When used in connection with ECZ, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of ECZ and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which ECZ and its subsidiaries are engaged, or (ii) that may impair the ability of ECZ to consummate the transactions contemplated hereby.

     (b) ECZ has heretofore delivered to IMS accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of ECZ. Each of ECZ and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on ECZ.

     Section 3.2. Capitalization of ECZ.

     (a) As of June 29, 2006, the authorized capital stock of ECZ consists of Seventy Million (75,000,000) ECZ common Shares, $0.001 par value, of which 200,000 common Shares are issued and outstanding. All of the outstanding ECZ Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. ECZ has no Preferred Stock authorized.

     (b) Except as set forth in Section 3.2(b) of the ECZ Disclosure Schedule, Edward Zimmerman, Jr. is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c)  Except as set forth in Section 3.2(c) of the ECZ Disclosure
Schedule, between December 21, 2005 (inception) and the date hereof, no shares of ECZ's capital stock have been issued and no ECZ Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of ECZ, (ii) securities of ECZ or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of ECZ, (iii) options or other rights to acquire from ECZ or its subsidiaries, or obligations of ECZ or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ECZ, or (iv) equity equivalents, interests in the ownership or earnings of ECZ or its subsidiaries or other similar rights (collectively, "ECZ Securities"). As of the date hereof, there are no outstanding obligations of ECZ or any of its subsidiaries to repurchase, redeem or otherwise acquire any ECZ Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which ECZ is a party or by which it is bound relating to the voting or registration of any shares of capital stock of ECZ.

     (d) Except as set forth in Section 3.2(d) of the ECZ Disclosure Schedule, there are no securities of ECZ convertible into or exchangeable for, no options or other rights to acquire from ECZ, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of ECZ.

     (e) The ECZ Shares constitute the only class of equity securities of ECZ or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the ECZ Disclosure Schedule, ECZ does not own directly or indirectly any outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) ECZ has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ECZ (the "ECZ Board"), and no other corporate proceedings on the part of ECZ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding ECZ Shares. This Agreement has been duly and validly executed and delivered by ECZ and constitutes a valid, legal and binding agreement of ECZ, enforceable against ECZ in accordance with its terms.

     (b) The ECZ Board has resolved to recommend that the sole stockholder of ECZ approved and adopted this Agreement.

     Section 3.4. SEC Reports; Financial Statements.

     (a) ECZ has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 30, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. ECZ has heretofore delivered or promptly will deliver prior to the Effective Date to ECZ, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its initial Registration Statement on Form 10-SB12G filed March 30, 2006, (ii) all other reports or registration statements filed by ECZ with the SEC since its inception on December 21, 2005 (all of the foregoing, collectively, the "ECZ SEC Reports"). None of such ECZ SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of ECZ included in the ECZ SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of ECZ as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the ECZ SEC Reports have been so filed.

     (b) ECZ has heretofore made available or promptly will make available to IMS a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by ECZ with the SEC pursuant to the Exchange Act.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by ECZ for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the ECZ Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by ECZ of this Agreement or the consummation by ECZ of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on ECZ.

     Neither the execution, delivery and performance of this Agreement by ECZ nor the consummation by ECZ of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of ECZ or any of ECZ's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ECZ or any of ECZ's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to ECZ or any of ECZ's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on ECZ.

     Section 3.7. No Default. ECZ is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ECZ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to ECZ, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on ECZ. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ECZ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to ECZ and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which ECZ is aware by any party obligated to ECZ or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the ECZ Disclosure Schedule and except as and to the extent publicly disclosed by ECZ in the ECZ SEC Reports, as of December 31, 2003, ECZ does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of ECZ (including the notes thereto) or which would have a Material Adverse Effect on ECZ. Except as publicly disclosed by ECZ, since March 31, 2005, ECZ has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to ECZ having or which reasonably could be expected to have, a Material Adverse Effect on ECZ. Except as and to the extent publicly disclosed by ECZ in the ECZ SEC Reports and except as set forth in Section 2.8 of the ECZ Disclosure Schedule, since March 30, 2004, there has not been (i) any material change by ECZ in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by ECZ of any of its assets having a Material Adverse Effect on ECZ, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or
(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as publicly disclosed by ECZ in the ECZ SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ECZ, threatened against ECZ or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ECZ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by ECZ in the ECZ SEC Reports, ECZ is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on ECZ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by ECZ in the ECZ SEC Reports, ECZ holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'ECZ Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on ECZ. Except as publicly disclosed by ECZ in the ECZ SEC Reports, ECZ is in compliance with the terms of the ECZ Permits, except where the failure so to comply would not have a Material Adverse Effect on ECZ. Except as publicly disclosed by ECZ in the ECZ SEC Reports, the business of ECZ is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on ECZ. Except as publicly disclosed by ECZ in the ECZ SEC Reports, no investigation or review by any Governmental Entity with respect to ECZ is pending or, to the knowledge of ECZ, threatened, nor, to the knowledge of ECZ, has any Governmental Entity indicated an intention to conduct the same, there than, in each case, those which ECZ reasonably believes will not have a Material Adverse Effect on ECZ.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by ECZ, any of its subsidiaries or any entity required to be aggregated with ECZ or any of its subsidiaries pursuant to

Section 414 of the Code (each, a "ECZ Employee Plan"), no event has occurred and, to the knowledge of ECZ, no condition or set of circumstances exists in connection with which ECZ or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on ECZ.

     (b) (i) No ECZ Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each ECZ Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the ECZ Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any ECZ Stock Options, together with the number of ECZ Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the ECZ Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. ECZ has furnished IMS with complete copies of the plans pursuant to which the ECZ Stock Options were issued. Other than the automatic vesting of ECZ Stock Options that may occur without any action on the part of ECZ or its officers or directors, ECZ has not taken any action that would result in any ECZ Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Except as disclosed in Section 3.11(e) of the ECZ Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any ECZ Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of ECZ threatened, between ECZ or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on ECZ. Neither ECZ nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ECZ or any of its subsidiaries (and neither ECZ nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does ECZ know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. ECZ has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by ECZ, (i) each of ECZ and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on ECZ, which compliance includes, but is not limited to, the possession by ECZ and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof;(ii) none of ECZ or its subsidiaries has received written notice of, or, to the knowledge of ECZ, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on ECZ; and
(iii) to the knowledge of ECZ, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by ECZ, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on ECZ that are pending or, to the knowledge of ECZ, threatened against ECZ or any of its subsidiaries or, to the knowledge of ECZ, against any person or entity whose liability for any Environmental Claim ECZ or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the ECZ Disclosure Schedule: (i) ECZ and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of ECZ and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to ECZ and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on ECZ's most recent balance sheet which is part of the ECZ SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to ECZ or its subsidiaries; (iv) to the knowledge of ECZ none of the Tax Returns of or with respect to ECZ or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to ECZ or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. ECZ and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on ECZ; and, to ECZ's knowledge, all leases pursuant to which ECZ or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of ECZ, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which ECZ or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on ECZ.

     Section 3.15. Intellectual Property.

     (a) Each of ECZ and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "ECZ Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the ECZ Disclosure Schedule the validity of the ECZ Intellectual Property Rights and the title thereto of ECZ or any subsidiary, as the case may be, is not being questioned in any litigation to which ECZ or any subsidiary is a party.

     (c) The conduct of the business of ECZ as now conducted does not, to ECZ's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any ECZ Intellectual Property Rights.

     (d) ECZ has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where ECZ has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. ECZ currently does not maintain general liability and other business insurance.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding ECZ Shares is the only vote of the holders of any class or series of ECZ's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither ECZ nor, to the knowledge of ECZ, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of ECZ, each of whom is listed in Section 3.19 of the ECZ Disclosure Schedule, there are no persons who, to the knowledge of ECZ, may be deemed to be affiliates of ECZ under Rule 1-02(b) of Regulation S-X of the SEC (the "ECZ Affiliates").

     Section 3.20. Certain Business Practices. None of ECZ, any of its

subsidiaries or any directors, officers, agents or employees of ECZ or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the ECZ Disclosure Schedule, no officer or director of ECZ has any interest in any material property, real or personal, including without limitation, any computer software or ECZ Intellectual Property Rights, used in or pertaining to the business of ECZ or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the ECZ Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of ECZ Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the ECZ Financial Adviser, a true and correct copy of whose engagement agreement has been provided to IMS) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ECZ.

     Section 3.24. Disclosure. No representation or warranty of ECZ in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to IMS pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, ECZ is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).


                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of IMS. Except as contemplated by this Agreement or as described in Section 4.1 of the IMS Disclosure Schedule, during the period from the date hereof to the Effective Time, IMS will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the IMS Disclosure Schedule, prior to the Effective Time, IMS will not, without the prior written consent of ECZ:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IMS (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of IMS; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent IMS from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees or fiscal 2000 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2000 in amounts previously disclosed to ECZ (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to IMS);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to IMS; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to IMS;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on IMS;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of ECZ. Except as contemplated by this Agreement or as described in Section 4.2 of the ECZ Disclosure Schedule during the period from the date hereof to the Effective Time, ECZ will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the ECZ Disclosure Schedule, prior to the Effective Time, ECZ will not, without the prior written consent of:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of ECZ (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of ECZ or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent ECZ or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2005 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2005 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to ECZ);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to ECZ; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to ECZ and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on ECZ;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the ECZ contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K. ECZ and IMS shall promptly prepare and file with the SEC an 8-K disclosing this merger with audited financials of IMS along with pro forma combined statements.

     Section 4.4. Other Potential Acquirers.

     (a) ECZ, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.6. Access to Information.

     (a) Between the date hereof and the Effective Time, IMS will give ECZ and its authorized representatives, and ECZ will give IMS and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, IMS shall furnish to ECZ, and ECZ will furnish to IMS, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.7. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, ECZ and IMS agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.8. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, IMS shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) IMS shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to IMS, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its Articles of Incorporation or bylaws, (ii) IMS will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and IMS' Articles of Incorporation and bylaws shall be made by independent counsel mutually acceptable to IMS and the Indemnified Party; provided, however, that IMS shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event IMS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of IMS shall assume the obligations set forth in this Section 4.9.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of IMS and ECZ and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in IMS' and ECZ's Articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than two years from the Effective Time.

     (d) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.9. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                 ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of ECZ;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of IMS and ECZ;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of IMS. The obligation of IMS to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of ECZ contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on ECZ) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing ECZ shall have delivered to IMS a certificate to that effect;

     (b) each of the covenants and obligations of ECZ to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing ECZ shall have delivered to IMS a certificate to that effect;

     (d) ECZ shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of ECZ under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IMS, individually or in the aggregate, have a Material Adverse Effect on ECZ;

     (e) there shall have been no events, changes or effects with respect to ECZ or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on ECZ; and

     Section 5.3. Conditions to the Obligations of ECZ. The respective obligations of ECZ to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of IMS contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on IMS) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing IMS shall have delivered to ECZ a certificate to that effect;

     (b) each of the covenants and obligations of IMS to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing IMS shall have delivered to ECZ a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to IMS having or which could reasonably be expected to have a Material Adverse Effect on IMS.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by IMS' or ECZ's stockholders:

     (a) by mutual written consent of IMS and ECZ;

     (b) by ECZ or IMS if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by July 31, 2006; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by IMS if (i) there shall have been a breach of any representation or warranty on the part of ECZ set forth in this Agreement, or if any representation or warranty of ECZ shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by July 31, 2006 (or as otherwise extended), (ii) there shall have been a breach by ECZ of any of their respective covenants or agreements hereunder having a Material Adverse Effect on ECZ or materially adversely affecting (or materially delaying) the consummation of the Merger, and ECZ, as the case may be, has not cured such breach within 20 business days after notice by IMS thereof, provided that IMS has not breached any of its obligations hereunder, (iii) IMS shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) IMS shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by ECZ if (i) there shall have been a breach of any representation or warranty on the part of IMS set forth in this Agreement, or if any representation or warranty of IMS shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by July 31, 2006 (or as otherwise extended), (ii) there shall have been a breach by IMS of its covenants or agreements hereunder having a Material Adverse Effect on IMS or materially adversely affecting (or materially delaying) the consummation of the Merger, and IMS, as he case may be, has not cured such breach within twenty business days after notice by ECZ thereof, provided that ECZ has not breached any of its obligations hereunder, (iii) the IMS Board shall have recommended to IMS' stockholders a Superior Proposal, (iv) the IMS Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) ECZ shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses.  Except as specifically provided in this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by IMS and ECZ at any time before or after approval of the Merger by the stockholders of IMS and ECZ (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to ECZ:

     ECZ, INC.
     Attn: Edward Zimmerman, Jr.
     3415 Ocatillo Mesa Way
     North Las Vegas, NV 89031

  if to IMS:

     Integrated Micrometallurgical Systems, Inc.
     Attn:  Larry K. Davis
     7925 N. Espe
     Spokane, WA  99217-9788
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19 and 3.19 a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of IMS or ECZ or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of IMS, ECZ or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which IMS, ECZ or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of IMS, ECZ or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                 INTEGRATED MICROMETALLURGICAL SYSTEMS, INC.

                                 By: /s/ H. Werner Huss
                                 --------------------------------
                                 Name:   H. Werner Huss
                                 Title:  Director


                                 ECZ, INC.

                                 By: /s/ Edward Zimmerman, Jr.
                                 ---------------------------
                                 Name:   Edward Zimmerman, Jr.
                                 Title:  President

Exhibit A


                             CERTIFICATE OF MERGER
                                      OF
                  INTEGRATED MICROMETALLURGICAL SYSTEMS, INC.
                             a Nevada corporation
                                      and
                                   ECZ, Inc.
                             a Nevada corporation


     The undersigned corporations, INTEGRATED MICROMETALLURGICAL SYSTEMS, INC., a Nevada corporation ("IMS"), and ECZ, Inc. a Nevada corporation ("ECZ"), do hereby certify:

     1. IMS is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on May 10, 2004, under the name Integrated Micrometallurgical Systems, Inc.

     2. ECZ is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on December 21, 2005, under the name ECZ, Inc..

     3. IMS and ECZ are parties to a Merger Agreement, pursuant to which ECZ will be merged with and into IMS. Upon completion of the merger IMS will be the surviving corporation in the merger and ECZ will be dissolved. Pursuant to the Merger Agreement the sole stockholder of ECZ will sell of his stock to IMS. For purposes of service, the address for IMS is 7925 N. Espe, Spokane, WA 99217-9788.

     4. Upon filing the Articles of Merger, the surviving company will change its corporate name to: Integrated Micrometallurgical Systems, Inc.

     5. The Articles of Incorporation and Bylaws of ECZ as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

     6. The complete executed Agreement and Plan of Merger dated as of June 29, 2006, which sets forth the plan of merger providing for the merger of ECZ with and into IMS is on file at the corporate offices of IMS.

     7. A copy of the Merger Agreement will be furnished by IMS on request and without cost to any stockholder of any corporation which is a party to the merger.

     8. The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by a majority of the Board of Directors of ECZ at a meeting held June 29, 2006.

     9. ECZ has 200,000 shares of common stock issued, outstanding and entitled to vote on the merger. At a meeting of the Shareholders of ECZ held June 29, 2006, all 200,000 shares voted in favor of the merger.

    10. The plan of merger as set forth in the Agreement and Plan of Merger, was approved by a majority of the Board of Directors of IMS at a meeting held June 29, 2006.

     11. The manner in which the exchange of issued shares of IMS shall be affected is set forth in the Agreement and Plan of Merger.

     IN WITNESS WHEREOF, the undersigned have executed these Certificates of Merger this 29th day of June, 2006.



                                 INTEGRATED MICROMETALLURGICAL SYSTEMS, INC.

                                 By: /s/ H. Werner Huss
                                 --------------------------------
                                 Name:   H. Werner Huss
                                 Title:  President/Director


                                 ECZ, INC.

                                 By: /s/ Edward Zimmerman, Jr.
                                 ---------------------------
                                 Name:   Edward Zimmerman, Jr.
                                 Title:  Chief Executive Officer

Exhibit B


                 RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE UNDERSIGNED, being the sole Stockholder of ECZ, Inc., a Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to the following resolutions:

          RESOLVED, that the Corporation enter into an Acquisition Agreement and Plan of Merger with INTEGRATED MICROMETALLURGICAL SYSTEMS, INC. (A copy of which is attached) with INTEGRATED MICROMETALLURGICAL SYSTEMS, INC. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: June 29, 2006

                                   /s/ Edward Zimmerman, Jr.
                                   ---------------------------
                                       Edward Zimmerman, Jr.
                                       Chief Executive Officer